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CKE RESTAURANTS, INC. REPORTS FIRST QUARTER NET INCOME OF $15.4 MILLION, OR $0.23 PER DILUTED
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CARPINTERIA, Calif. — June 27, 2007 —CKE Restaurants, Inc. (NYSE:CKR) announced today first quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the sixteen weeks ended May 21, 2007.

First Quarter Highlights

•	First quarter income before income taxes and discontinued operations was $26.3 million versus $27.0 million in the prior year quarter. However, this year’s pretax income from continuing operations includes an increase of $1.3 million in non-cash share-based compensation expense to $3.1 million, compared to $1.8 million in the prior year quarter. In addition, this year’s pretax income from continuing operations includes approximately $1.3 million in costs and startup inefficiencies associated with the recently completed relocation of the Carl’s Jr. food distribution center and the simultaneous installation of a new overall distribution management system.

•	First quarter net income was $15.4 million, or $0.23 per diluted share, versus $16.2 million, or $0.23 per diluted share in the prior year quarter.

•	Same-store sales for the first fiscal quarter of fiscal 2008 were flat at Carl’s Jr.® and increased 1.8 percent at Hardee’s® company-operated restaurants.

•	Restaurant operating costs at Carl’s Jr. company-operated restaurants increased 240 basis points, compared to the prior year quarter, to 77.5 percent of company-operated revenue. The increase was primarily due to higher rent and depreciation expenses (50 and 60 basis point increases, respectively) as well as higher food and packaging costs (80 basis points) primarily related to relocation and system implementation costs at our distribution center.

•	Restaurant operating costs at Hardee’s company-operated restaurants were flat compared to the prior year quarter, at 82.0 percent of company-operated revenue. Reduced labor expense as a percent of company-operated revenue was offset by higher food and occupancy expense.

•	Average unit volumes for the trailing thirteen periods increased to $1,461,000 and $923,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated revenue for the current year quarter was $481.8 million, a 1.6 percent increase from the prior year quarter.

•	The Company returned approximately $86.0 million to its stockholders during the quarter through share repurchases and quarterly cash dividends, including the repurchase of 4,380,020 shares of common stock during the quarter at a total cost of $83.3 million and cash dividends paid of $2.7 million.

•	For the sixteen weeks ended May 21, 2007, the Company generated earnings before interest, taxes, depreciation, amortization, facility action charges and share-based compensation (“Adjusted EBITDA”) of $53.7 million.

•	Fully diluted shares outstanding for the sixteen weeks ended May 21, 2007, were 68.2 million.

Executive Commentary

Andrew F. Puzder, president and chief executive officer, said,

“Net income for the first quarter of fiscal 2008 was $15.4 million, or $0.23 per diluted share as compared to net income of $16.2 million or $0.23 per diluted share in the prior year quarter. However, this year’s income before income taxes and discontinued operations was reduced by $1.3 million due to increased share-based compensation expense (a non-cash expense) as well as an additional $1.3 million due to costs and startup inefficiencies associated with the recently completed relocation of the Carl’s Jr. food distribution center and the simultaneous installation of a new overall distribution management system. These distribution center costs and startup inefficiencies negatively impacted food costs and franchise operating expenses at Carl’s Jr.”

“Nonetheless, during the quarter, we returned approximately $86.0 million to our shareholders through share repurchases and quarterly cash dividends. We increased our share repurchase authorization by $50 million and announced a 50 percent increase in our quarterly cash dividend, to six cents per share. We also amended our credit facility to reduce our interest rate on borrowings and to increase our borrowing capacity. Further, we announced our plans to refranchise approximately 200 company-operated Hardee’s restaurants in a number of markets across the Midwest and Southeast. All of these items reflect our confidence in the strength of our financial position as well as our continuing efforts to further enhance our financial strength and stability.”

“Subsequent to the end of the quarter, we announced our plans to sell La Salsa Fresh Mexican Grill®. This transaction will allow us to direct our resources and focus on growing our burger brands as well as expanding our dual-branded Mexican concepts. We expect to close on the sale of La Salsa during the second quarter of fiscal 2008.”

Carl’s Jr.

“Same-store sales at company-operated Carl’s Jr. restaurants were flat during the first quarter compared to the prior year’s 5.6 percent quarterly increase. However, sales were positive again in period five as Carl’s Jr. returned to promoting a popular burger product, the Teriyaki Burger™. Revenues at company-operated Carl’s Jr. restaurants declined $5.9 million, or 3.1 percent, from the prior year quarter due to the refranchising of our Oklahoma market during the prior year,” continued Puzder. “During the quarter, Carl’s Jr. introduced the Buffalo Chicken Sandwich™ and Boneless Buffalo Wings, and promoted the Chipotle Chicken Salad™. Average unit volume at Carl’s Jr. increased to $1,461,000 – a $21,000 improvement since the end of fiscal 2007 and an all-time high for the brand.”

“Carl’s Jr. restaurant operating costs at its company-operated restaurants increased by 240 basis points over the prior year quarter, to 77.5 percent of revenue. The increase was due primarily to higher rent and depreciation expenses, combined with the costs and startup inefficiencies associated with the recently completed relocation of our Carl’s Jr. distribution center and simultaneous installation of a new overall distribution management system. Carl’s Jr. generated $21.4 million of operating income during the first quarter, compared to $26.7 million in the prior year quarter.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants increased 1.8 percent during the first quarter, its fifth consecutive quarter with positive same-store sales and lapping a 5.6 percent increase in the prior year quarter. Hardee’s continued this trend with its 20th consecutive period of positive same-store sales in period five,” added Puzder. “Revenue from company-operated Hardee’s restaurants increased $9.3 million, or 4.9 percent, over the prior year quarter. Hardee’s also featured the Buffalo Chicken Sandwich and Boneless Buffalo Wings during the quarter, as well as the Big Twin® and Southwest Chicken Salad™. In addition, the brand debuted the Breakfast Club Sandwich™ and promoted the Monster Biscuit™ during the breakfast daypart. Hardee’s average unit volume increased to $923,000, a $7,000 increase since the end of fiscal 2007 and a ten-year high.”

“Hardee’s restaurant operating costs at its company-operated stores were flat compared to the prior year quarter, at 82.0 percent of revenue. The chain’s 90 basis point improvement in labor costs were offset by higher food commodity and occupancy expenses. For the first quarter, Hardee’s generated operating income of $8.6 million, which is an improvement of $1.6 million, or 22.2 percent, over the prior year operating income of $7.0 million.”

“We will continue to focus on the fundamentals within our restaurants, including our premium product strategy and ‘Six Dollar Service’, effective, cutting edge advertising and cost control. Further, we remain confident that these initiatives, along with the dual-branding and remodel program underway at both brands will drive sales for both the near- and long-term. We will also continue to open new units and expand our dual-branded concepts throughout our store base,” Puzder concluded.

As of the end of its fiscal 2008 first quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,022 franchised, licensed or company-operated restaurants in 43 states and in 13 countries, including 1,101 Carl’s Jr. restaurants and 1,905 Hardee’s restaurants.

Conference Call

The Company will host a conference call and webcast on June 28, 2007, at 9:00 a.m. (EDT) / 6:00 a.m. (PDT) to review these results, discuss the Company’s progress and provide more information on the Company’s growth plans. The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings.”

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure used by our lenders as an indicator of earnings available to service debt, fund capital expenditures and for other corporate uses. Adjusted EBITDA is not intended to be a substitute for net income determined in accordance with GAAP.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Sixteen Weeks Ended
	May 21, 2007	May 22, 2006
Revenue:
Company-operated restaurants	$380,524	$377,143
Franchised and licensed restaurants and other	101,278	96,905

Total revenue	481,802	474,048

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	111,435	108,334
Payroll and other employee benefits	110,479	109,490
Occupancy and other	81,874	78,491

Total restaurant operating costs	303,788	296,315
Franchised and licensed restaurants and other	79,492	74,347
Advertising	22,762	22,404
General and administrative	46,027	44,812
Facility action charges, net	(254)	2,533

Total operating costs and expenses	451,815	440,411

Operating income	29,987	33,637
Interest expense	(5,295)	(7,042)
Other income, net	1,624	365

Income before income taxes and discontinued operations	26,316	26,960
Income tax expense	10,617	10,756

Income from continuing operations	15,699	16,204
Discontinued operations:
Loss from discontinued operations (net of income tax benefit of $160 and expense of $32 for the sixteen weeks ended May 21, 2007 and May 22, 2006, respectively)	(348)	(36)

Net income	$15,351	$16,168

Basic income per common share
Continuing operations	$0.24	$0.27
Discontinued operations	0.00	0.00

Net income	$0.24	$0.27

Diluted income per common share (1)
Continuing operations	$0.23	$0.23
Discontinued operations	0.00	0.00

Net income	$0.23	$0.23

Dividends per common share	$0.06	$0.04

Weighted-average common shares outstanding:
Basic	64,823	59,664
Dilutive effect of stock options, convertible notes and restricted stock	3,327	13,494

Diluted	68,150	73,158

(1) The interest expense adjustment, net of tax, which is added to the Company’s net income for the diluted per share calculation, due to the dilutive effect of its convertible subordinated notes, was $137 and $917 for the sixteen weeks ended May 21, 2007 and May 22, 2006, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)
(Unaudited)
(The adjusted EBITDA amounts for the trailing-13 periods ended May 21, 2007, are calculated using the definition in our current Facility.)

		Trailing-13
		Periods Ended
	Sixteen Weeks
	Ended May 21, 2007	May 21, 2007
Net income	$15,351	$49,355
Interest expense	5,310	18,012
Income tax expense	10,457	31,568
Depreciation and amortization	19,884	63,649
Facility action charges, net	(463)	5,521
Share-based compensation expense	3,138	9,736

Adjusted EBITDA	$53,677	$177,841